SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

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                                  FORM S-8
                           REGISTRATION STATEMENT
                                   Under
                         THE SECURITIES ACT OF 1933

                     LIBERTY DIVERSIFIED HOLDINGS, INC.
                    ------------------------------------
           (Exact name of registrant as specified in its charter)

     Nevada                                                   04-2392188
-------------------------------                         -------------------
(State or other jurisdiction of                        (I.R.S. Employer
 incorporation or organization)                         Identification No.)

     2100 West Orangewood Avenue
          Suite 220
     Orange, California                                             92868
----------------------------------------                         ----------
(Address of principal executive offices)                         (Zip Code)

                         2006 Consultant Stock Plan
                        ---------------------------
                          (Full title of the plan)

                             Dr. Michael Brown
                            15272 Yorkshire Lane
                     Huntington Beach, California 92647
                  ---------------------------------------
                  (Name and address of agent for service)

                                714-893-2673
                              ---------------
       (Telephone number, including area code, of agent for service)

                                 copies to:

                            Addison Adams, Esq.
                           Richardson & Patel LLP
                      10900 Wilshire Blvd.  Suite 500
                           Los Angeles, CA 90024
                                310-208-1182


                      CALCULATION OF REGISTRATION FEE

--------------   --------------  ---------     ----------    ------------
                                 Proposed      Proposed
                                 maximum       Maximum
Title of                         offering      aggregate     Amount of
Securities to    Amount to be    price per     offering      registration
be registered    registered (1)  share(2)      price(2)      fee
--------------   --------------  ---------     ----------    ------------
Common Stock     5,000,000       $0.065        $325,000      $34.78
--------------   --------------  ---------     ----------    ------------

(1) This offering price is used solely for purposes of estimating the registration fee pursuant to Rule 457(h) promulgated pursuant to the Securities Act of 1933.
(2) Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on October 5, 2006, as reported on the OTC Electronic Bulletin Board.



                                  PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

          Liberty Diversified Holdings, Inc. (the "Company") hereby incorporates by reference into this registration statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

               (a) The Annual Report for the fiscal year ended December 31, 2005, filed by the Company with the Commission on Form 10KSB on May 22, 2006, which contains audited consolidated financial statements for the Company's most recent annual report for which such statements have been filed.

               (b) In addition, all documents subsequently filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the Form 10-KSB referred to in (a) above.


Item 4.   Description of Securities.

          Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.


Item 5.   Interests of Named Experts and Counsel.

          Richardson & Patel LLP has given an opinion on the validity of the securities being registered hereunder. Erick Richardson and Addison Adams, partners of the law firm, are eligible to receive shares of the Company's common stock pursuant to this Form S-8 registration statement.


Item 6.   Indemnification of Directors and Officers.

          Section 78.7502 of the Nevada Revised Statutes provides that we may indemnify any person who was or is a party, or is threatened to be made a party, to any action, suit or proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity. The expenses that are subject to this indemnity include attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified party in connection with the action, suit or proceeding. In order for us to provide this statutory indemnity, the indemnified party must not be liable under Nevada Revised Statutes section 78.138 or must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to a criminal action or proceeding, the indemnified party must have had no reasonable cause to believe his conduct was unlawful.

          Section 78.7502 also provides that we may indemnify any person who was or is a party, or is threatened to be made a party, to any action or suit brought by or on behalf of the corporation by reason of the fact that he is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity against expenses actually or reasonably incurred by him in connection with the defense or settlement of such action or suit if he is not liable under Nevada Revised Statutes section 78.138 of if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. We may not indemnify a person if the person is judged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity.


          Section 78.7502 requires us to indemnify present and former directors or officers against expenses if he has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter.

          As permitted by Nevada law, the Company's Articles of Incorporation contain an article limiting the personal liability of directors. The Articles of Incorporation provides that a director of the Company shall not be personally liable for any damages from any breach of fiduciary duty as a director, except for liability based on a judgment or other final adjudication adverse to him establishing that his acts or omissions were committed in bad faith or were the result of active or deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained a financial profit or other advantage to which he was not legally entitled. The Company's Articles of Incorporation and Bylaws also provide for indemnification of all officers and directors of the Company to the fullest extent permitted by law.


Item 7.        Exemption from Registration Claimed.

          Not applicable.


Item 8.        Exhibits.

Exhibit No.    Description
-----------    ------------
4.1            2006 Consultant Stock Plan
5.1            Opinion regarding legality
23.1           Consent of Chisholm, Bierwolf & Nilson, LLC
23.2           Consent of Richardson & Patel LLP (included in Exhibit 5)


Item 9.   Undertakings.

          The undersigned Registrant hereby undertakes:

          (a) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 maybe permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                         [SIGNATURES PAGE FOLLOWS]



                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Orange, California, on October 6, 2006.


                              Liberty Diversified Holdings, Inc.,
                              a Nevada corporation
                              (Registrant)

                              By: /S/ Dr. Michael Brown
                              ____________________________________________

                              Name: Dr. Michael Brown
                              Title: President

     Pursuant to the requirements of the Securities Act of 1933, this Form S-8 registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name                     Title                           Date


/S/ Dr. Michael Brown
______________________
Dr. Michael Brown        President
                         (Principal Executive Officer)   October 6, 2006

/S/ Ronald C. Touchard
______________________
Ronald C. Touchard       Chief Executive Officer /
                         Co-Chairman of the Board
                         of Directors                    October 6, 2006
/S/ Mario Ramirez
______________________
Mario Ramirez            Chief Financial Officer /
                         (Principal Accounting Officer)
                         Co-Chairman of the Board        October 6, 2006